Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8)  pertaining to the:

(1) Amended and Restated AECOM Retirement & Savings Plan (formerly the AECOM Technology Corporation Retirement & Savings Plan),

(2) AECOM 401 (k) Retirement Plan, as amended (formerly the URS Corporation 401 (k) Retirement Plan), and

(3) Amended and Restated Hunt Corporation Retirement Savings Plan

of our reports dated November 25, 2015, with respect to the consolidated financial statements and schedule of AECOM and the effectiveness of internal control over financial reporting of AECOM included in its Annual Report (Form 10-K) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 7, 2016